Exhibit 4.27

Spousal Consent

The undersigned, Mei Zhao (ID card No.   ), is the lawful spouse of Ning Tang (ID card No.   ).  I hereby unconditionally and irrevocably agree to the execution of the following documents (hereinafter referred to as the “Transaction Documents”) by Ning Tang on March 25, 2019, and the disposal of the equity interests of CreditEase Puhui Information Consultant (Beijing) Co., Ltd. (hereinafter referred to as “Pu Hui”) held by Ning Tang and registered in his name according to the following documents:

(1)                                 Equity Interest Pledge Agreement entered into between Yiren Heng Ye Technology Development (Beijing) Co., Ltd. (hereinafter referred to as the “WFOE”) and Pu Hui;

(2)                                 Exclusive Option Agreement entered into between the WFOE and Pu Hui;

(3)                                 Power of Attorney executed by Ning Tang;

(4)                                 Loan Agreement entered into with WFOE.

I hereby undertake not to make any assertions in connection with the equity interests of Pu Hui which are held by Ning Tang.  I hereby further confirm that Ning Tang can perform the Transaction Documents and further amend or terminate the Transaction Documents absent authorization or consent from me.

I hereby undertake to execute all necessary documents and take all necessary actions to ensure appropriate performance of the Transaction Documents (as amended form time to time).

I hereby agree and undertake that if I obtain any equity interests of Pu Hui which are held by Ning Tang for any reasons, I shall be bound by the Transaction Documents and the Exclusive Business Cooperation Agreement entered into between the WFOE and Pu Hui as of March 25, 2019 (hereinafter referred to as the “Exclusive Business Cooperation Agreement”) (as amended from time to time) and comply with the obligations thereunder as a shareholder of Pu Hui.  For this purpose, upon the WFOE’s request, I shall sign a series of written documents in substantially the same format and content as the Transaction Documents and Exclusive Business Cooperation Agreement (as amended from time to time).

This Consent is written in Chinese and English.  In case of any discrepancy between the Chinese version and the English version, the Chinese version shall prevail.

/s/ Mei Zhao
Mei Zhao

Date:	March 25,2019